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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                          Commission File No. 333-58212
                                              000-30723

                             OSCA, Inc. Savings Plan
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             (Exact name of registrant as specified in its charter)

                            156 Commission Boulevard
                           Lafayette, Louisiana 70508
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     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

  Common Stock, par value $0.01 per share of OSCA, Inc. offered pursuant to the OSCA, Inc. Savings Plan and the associated participation interests in the Plan
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]                    Rule 12h-3(b)(1)(ii)       [_]
Rule 12g-4(a)(1)(ii)      [_]                    Rule 12h-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(i)       [_]                    Rule 12h-3(b)(2)(ii)       [_]
Rule 12g-4(a)(2)(ii)      [_]                    Rule 15d-6                 [_]
Rule 12h-3(b)(1)(i)       [X]

     Approximate number of holders of record as of the certification or notice date: 0

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     Pursuant to the requirements of the Securities Exchange Act of 1934, OSCA,
Inc. Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  September 19, 2002                OSCA, INC. SAVINGS PLAN

                                          By:   OSCA, Inc.



                                          By: /s/ MARGARET B. SHANNON
                                              ----------------------------------
                                          Name:    Margaret B. Shannon
                                          Title:   Vice President and Secretary